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                                                                  EXHIBIT 4.6(b)


                                AMENDMENT NO. 1
                                       TO
                               ATLANTIC RICHFIELD
                          CAPITAL ACCUMULATION PLAN III
                                 TRUST AGREEMENT
                          -----------------------------

Pursuant to the power of amendment reserved therein, the Atlantic Richfield Capital Accumulation Plan III Trust Agreement (the "Agreement") is hereby amended effective as of August 5, 1996.

Paragraph 2 of the Agreement is amended to read as follows:

                  "2. Trustee shall have the power to hold and invest the principal and income of the Fund in the following manner:

                  (A) Common Stock of Atlantic Richfield Company purchased on the open market or from ARCO as may be directed by ARCO in accordance with the Plan;

                  (B) In cash, such as deposits in interest-bearing bank accounts, certificates of deposit, corporate or governmental obligations maturing in not more than five (5) years, financial futures contracts, deposits under a deposit administration or similar insurance contract or in a commingled or common investment account or fund established and maintained by a bank (which bank may be the Trustee), including any fixed income commingled funds maintained by the Trustee for qualified employee benefit accounts and the assets of which are invested primarily in debt obligations, in similar cash accounts managed by investment managers appointed by ARCO, or in any combination thereof as ARCO determines;




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                  (C) In units of a fund, consisting of specified equity
         investments, such as common or capital stock of issuers, other than ARCO or any of its subsidiaries or affiliates, bonds, debentures or preferred stocks convertible into common or capital stock of such issuers, financial futures contracts, interests in any commingled or common equity fund established and maintained by an investment advisor or a bank (which bank may be the Trustee), interests in any mutual fund or other similar types of equity investments and cash equivalent short-term investments maturing in less than one year, or in any combination thereof as ARCO may determine;

                  (D) In units of a fund, consisting of specified types of fixed income investments, such as public obligations of the United States or foreign governments or their agencies, securitized financing or corporate bonds of issuers, other than ARCO or any of its subsidiaries or affiliates, debentures, financial futures contracts, interests in any commingled or common fixed income fund established and maintained by an investment advisor or bank (which bank may be the Trustee), interests in any mutual fund or other similar types of fixed income investments and cash equivalent short-term investments, or in any combination thereof as ARCO may determine;

                  (E) In units of a fund consisting of specified investments in global issuers such as common or capital stock, other than ARCO or any of its subsidiaries or affiliates, preferred stocks, securities convertible into common or capital stock of such issuers, financial futures contracts, currency futures or options, forward currency contracts, interests in any commingled or common equity fund established and maintained by an investment advisor or a bank (which bank may be the Trustee), interests in any mutual fund or other similar types of equity investments and cash equivalent investments, or similar investments or in any combination thereof as ARCO may determine;





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                  (F) In units of a fund consisting of units of the funds
         described in Subparagraphs (C), (D) or (E), which shall be approximately 45 percent of the fund described in Subparagraph (C), 40 percent of the fund described in Subparagraph D and 15 percent of the fund described in Subparagraph (E), as ARCO determines; or

                  (G) The Declaration of Trust creating a commingled or common fund with respect to which the Trust participates is deemed to be part of this Trust Agreement to the same extent as if fully set forth at length."

Executed this 5th day of August, 1996.


ATTEST:                             ATLANTIC RICHFIELD COMPANY

[SIG]                               By: /s/ BEVERLY L. HAMILTON
---------------------------             -----------------------------
                                        BEVERLY L. HAMILTON


                                    As named fiduciary appointed by the Board of Directors of Atlantic Richfield Company with power and authority to negotiate, execute and deliver this Amendment on behalf of Atlantic Richfield Company

ATTEST:                             STATE STREET BANK AND TRUST COMPANY
                                          As Trustee for Atlantic Richfield
                                          Capital Accumulation Plan III

[SIG]                               By: /s/ ROBERT HANNIGAN
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                                        ROBERT HANNIGAN
                                        VICE PRESIDENT





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